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                                                                    EXHIBIT 12-B

                      FORD MOTOR COMPANY AND SUBSIDIARIES

 CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Dollar Amount in Millions)



                                                                   For the Years Ended December 31
                                                      -------------------------------------------------------
                                                       1993         1992          1991        1990       1989
                                                       ----         ----          ----        ----       ----
EARNINGS
- --------

  INCOME/(LOSS) BEFORE INCOME TAXES
  AND CUMULATIVE EFFECTS OF CHANGES
  IN ACCOUNTING PRINCIPLES                           $  4,003    $   (127)    $  (2,587)   $  1,495    $ 6,030
EQUITY IN NET (INCOME)/LOSS OF
   AFFILIATES PLUS DIVIDENDS FROM
   AFFILIATES                                             (98)         26            69         171
(137)
ADJUSTED FIXED CHARGES A/                               7,648       8,113         9,360       9,690      9,032
                                                     --------    --------     ---------    --------    -------

  EARNINGS                                           $ 11,553    $  8,012     $   6,842    $ 11,356    $14,925
                                                     --------    --------     ---------    --------    -------
                                                     --------    --------     ---------    --------    -------
COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS
- ---------------------------

  INTEREST EXPENSE B/                                $  7,351    $  7,987     $   9,326    $  9,647    $ 8,624
  INTEREST PORTION OF RENTAL
  EXPENSE C/                                              266         185           124         105        103
  PREFERRED STOCK DIVIDEND
  REQUIREMENTS
  OF MAJORITY-OWNED
  SUBSIDIARIES D/                                         115          77            56          83          16
                                                     --------    --------     ---------    --------    --------
   FIXED CHARGES                                        7,732       8,249         9,506       9,835      8,743

FORD PREFERRED STOCK DIVIDEND
 REQUIREMENTS E/                                          442         317            26           0          0
                                                     --------    --------     ---------    --------    -------
TOTAL COMBINED FIXED CHARGES
  AND PREFERRED STOCK
   DIVIDENDS                                         $  8,174    $  8,566     $   9,532    $  9,835    $ 8,743
                                                     --------    --------     ---------    --------    -------
                                                     --------    --------     ---------    --------    -------


RATIOS
- ------

  RATIO OF EARNINGS TO FIXED
   CHARGES                                                1.5          F/            G/         1.2        1.7

  RATIO OF EARNINGS TO
   COMBINED FIXED CHARGES
   AND PREFERRED STOCK
  DIVIDENDS                                               1.4          H/            I/         1.2        1.7

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A/   FIXED CHARGES, AS SHOWN BELOW, ADJUSTED TO EXCLUDE THE AMOUNT OF INTEREST
     CAPITALIZED DURING THE PERIOD AND PREFERRED STOCK DIVIDEND REQUIREMENTS OF MAJORITY-OWNED SUBSIDIARIES.
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B/   INCLUDES INTEREST, WHETHER EXPENSED OR CAPITALIZED, AND AMORTIZATION OF
     DEBT  EXPENSE AND DISCOUNT OR PREMIUM RELATING TO ANY INDEBTEDNESS.
C/   ONE-THIRD OF ALL RENTAL EXPENSE IS DEEMED TO BE INTEREST.
D/ PREFERRED STOCK DIVIDEND REQUIREMENTS OF FORD HOLDINGS, INC., INCREASED TO AN AMOUNT REPRESENTING THE PRE-TAX EARNINGS WHICH WOULD BE REQUIRED TO COVER SUCH DIVIDEND REQUIREMENTS BASED ON FORD'S EFFECTIVE INCOME TAX RATES FOR ALL PERIODS EXCEPT 1992. THE U.S. STATUTORY RATE OF 34% WAS USED FOR 1992.
E/ PREFERRED STOCK DIVIDEND REQUIREMENTS OF FORD MOTOR COMPANY, INCREASED TO AN AMOUNT REPRESENTING THE PRE-TAX EARNINGS WHICH WOULD BE REQUIRED TO COVER SUCH DIVIDEND REQUIREMENTS BASED ON FORD'S EFFECTIVE INCOME TAX RATES FOR ALL PERIODS EXCEPT 1992. THE U.S. STATUTORY RATE OF 34% WAS USED FOR 1992.
F/   EARNINGS INADEQUATE TO COVER FIXED CHARGES BY $237 MILLION.
G/   EARNINGS INADEQUATE TO COVER FIXED CHARGES BY $2,664 MILLION
H/ EARNINGS INADEQUATE TO COVER COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS BY $554 MILLION.
I/ EARNINGS INADEQUATE TO COVER COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS BY $2,690 MILLION.